Exhibit 99.1

Marchex Announces Initial Public Offering

SEATTLE, WA — March 30, 2004—Marchex, Inc., a provider of technology-based services to merchants engaged in online transactions, today announced its initial public offering of 4,000,000 shares of its Class B common stock at a price of $6.50 per share. Marchex has also granted the underwriters an option to purchase an additional 600,000 shares of Class B common stock to cover over-allotments. Marchex’s Class B common stock is scheduled to begin trading on Wednesday, March 31, 2004, on the NASDAQ National Market under the symbol ‘MCHX.’

Sanders Morris Harris is serving as the lead manager and sole book-runner for the offering, with National Securities Corporation acting as the co-manager of the offering. The offering of securities is made only by means of a prospectus, copies of which may be obtained from Sanders Morris Harris at 3100 Chase Tower, 600 Travis, Suite 3100, Houston TX 77002 (or telephone 713-250-4256).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Marchex, Inc.: Marchex (www.marchex.com) provides technology-based services to merchants engaged in online transactions. Currently, the company delivers the following services in support of its partners: paid inclusion, pay-per-click listings, conversion tracking and search marketing. Marchex’s operating businesses include Enhance Interactive (www.enhance.com) and TrafficLeader® (www.trafficleader.com).

For further information, contact:

Press:

Mark S. Peterson

VP of Public Relations

Marchex, Inc.

206-774-5040

mark@marchex.com

Investor relations:

Trevor Caldwell

Director of Investor Relations & Strategic Initiatives

Marchex, Inc.

206-774-5016

tcaldwell@marchex.com